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                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement ("AGREEMENT") is made and effective this 23rd day of September, 1999, by and between Telecom Wireless Corporation ("COMPANY") and Shawn P. Richmond ("EXECUTIVE").

        NOW, THEREFORE, the parties hereto agree as follows:

1.    EMPLOYMENT

A. Company hereby agrees to initially employ Executive as Vice President and Executive accepts such employment in accordance with the terms of employment applicable to regular employees. Company hereby appoints Executive as President of Prentice Technologies, Inc., a subsidiary of the Company, through March 31, 2002 and Executive hereby accepts such appointment. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

B. The Employee will devote full time, attention, and energies to the business of the Company and during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, except as approved in writing, not to be unreasonably withheld. Employee is not prohibited from making personal investments in other business provided those investments do not require active involvement in the operation of said companies.

C. Employee agrees, during and after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for breach or threatened breach of this condition, including the recovery of damages from the Employee.

2.    DUTIES OF EXECUTIVE

A. The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, except as approved in writing by

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         Company, such approval not to be unreasonably withheld, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company as defined in Paragraph I.B above. In addition to the duties described herein, Executive is also authorized and directed to do the following:
         Unrestricted involvement as a principal in Richmond & Company Capital Group, LLC, a venture capital firm.

3.    COMPENSATION

Executive will be paid compensation during this Agreement as follows:

A. A base salary of $125,000.00 per year, payable in installments according to the Company's regular payroll schedule. The base salary may be increased at the end of each year by the compensation committee of the board of directors. The adjustment will be based upon a written evaluation of the Executive, prepared by the Executive's immediate supervisor.

B. The Executive is eligible for an award of an Executive Bonus, computed as defined in 3.C below beginning with the Company's fiscal year end 2000 and each fiscal year thereafter during the term of this Agreement.

C. A portion (as determined by the Company's Board of Directors) of an Executive Bonus pool, such pool equal to 5.0% of the adjusted net profits (hereinafter defined) of the Company. "ADJUSTED NET PROFIT" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting practices by the Company's independent accounting firm and adjusted to exclude: (i) any Executive Bonus payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or losses (including, but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary. The determination of the adjusted net profits made by the independent accounting firm employed by the Company shall be final and binding upon Executive and Company. The Executive Bonus payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit. If the final audit is not prepared within ninety
         (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by the Company's independent accounting firm. The maximum Executive Bonus payable for any one year shall not exceed 100% of the then applicable base salary of Executive.

D. In addition, Executive is entitled to a discretionary bonus, to be based upon an annual, or more frequent, review of Executive's performance, such bonus to be determined entirely

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         at the discretion of the Board of Directors of the Company or an authorized committee constituted thereof.

E. Executive will be entitled to participate in the Company's employee stock option plan as detailed therein.

4. INCENTIVE STOCK OPTION GRANT. Employee shall be issued incentive stock options, so long as Company employs Executive in a senior executive position, such options to be issued in addition to any options which may be issued Executive pursuant to the Company stock option plan, and in accordance with the provisions set forth below:

A. The Company hereby grants to the Executive the right and option (the "OPTION") to purchase from the Company, on the terms and subject to the conditions set forth below, 350,000 shares of the common stock of the Company (the "STOCK"). This Option shall constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), to the maximum extent permitted by applicable law, rule and regulation, and otherwise shall be treated as a non-incentive option. The date of grant of this Option is September 23, 1999. This Option shall expire September 23, 2009.

B. The purchase prices (the applicable price being referred to herein as the "OPTION PRICE") for the shares of Stock subject to the Option evidenced by this Agreement and the vesting of the Option shall be as set forth below:

                (i) a portion of the Option consisting of options to purchase
                  50,000 shares shall have an Option Price equal to $.10 per share and shall vest on July 1, 2000, and a portion of the Option consisting of options to purchase an additional 50,000 shares shall have an Option Price equal to $7.73 and shall vest on July 1, 2000, if Executive has been providing services to the Company or a subsidiary continuously from the date of grant through such date, subject to achievement of certain reasonable financial performance targets approved by the Board, consisting of, annual projections for revenue and cash from operations and minimum annual revenues from the Company's ASP business line (including acquisitions related thereto) of not less than $10,000,000 for the fiscal year ended June 30, 2000.

                  (ii) a portion of the Option consisting of options to purchase 50,000 shares shall have an Option Price equal to $.10 per share and shall vest on July 1, 2001, and a portion of the Option consisting of options to purchase an additional 50,000 shares shall have an Option Price equal to $7.73 and shall vest on July 1, 2001, if Executive has been providing services to the Company or a subsidiary continuously from the date of grant through such date, subject to achievement of certain reasonable financial performance targets approved by the Board, consisting of, annual projections for revenue and cash from operations and minimum annual

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                  revenues from the Company's ASP business line (including
                  acquisitions related thereto) of not less than $20,000,000 for the fiscal year ended June 30, 2001.

                    (iii) a portion of the Option consisting of options to
                  purchase 75,000 shares shall have an Option Price equal to $.10 per share and shall vest on July 1, 2002, and a portion of the Option consisting of options to purchase an additional 75,000 shares shall have an Option Price equal to $7.73 and shall vest on July 1, 2002, if Executive has been providing services to the Company or a subsidiary continuously from the date of grant through such date, subject to achievement of certain reasonable financial performance targets approved by the Board, consisting of, annual projections for revenue and cash from operations and minimum annual revenues from the Company's ASP business line (including acquisitions related thereto) of not less than $30,000,000 for the fiscal year ended June 30, 2002.

C. Service for this purpose includes service as an employee or director providing bona fide services to the Company or a subsidiary. For purposes of this Agreement, termination of service would not be deemed to occur if the Executive, after terminating service in one capacity, continues to provide service to the Company or any subsidiary in another capacity. Termination of service is sometimes also referred to herein as termination of employment or other relationship with the Company or its subsidiaries.

D. All Options shall immediately vest and become exercisable in full upon a Change in Control, even if all or any portion of the Options shall have not vested. For purposes of this Agreement, a "CHANGE IN CONTROL" shall mean: (i) any transaction or series of transactions in which any person or group of persons, other than Dr. James C. Roberts, directly or indirectly (a) becomes the beneficial owner of outstanding securities of the Company having 30% or more of the power to vote upon the election of the Company's directors or (b) acquires 50% or more of the Company's assets, or (ii) the occurrence of any transaction or event in connection with which all or substantially all of the voting securities of the Company are exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets, or (iii) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Company's property, business or assets otherwise than in the ordinary course of business.

5. BENEFITS

CAR ALLOWANCE.  Executive will be entitled to a monthly car allowance of $650.

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HOLIDAYS.    Executive will be entitled to at least seven (7) paid holidays and four (4) personal days each calendar year. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

VACATION.    Following the first six months of employment, Executive shall be entitled to twenty-one paid vacation days each year.

SICK LEAVE.  Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

MEDICAL AND GROUP LIFE INSURANCE. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive in the amount of one times the annual income during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

PENSION AND PROFIT SHARING PLANS. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement for all preapproved reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

6.      TERM AND TERMINATION.

A. The Initial Term of this Agreement shall commence on September 23, 1999 and it shall continue in effect for a period of three years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's then applicable base salary rate for the remaining period of Initial Tenn. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise, except that all Options that have a vesting date after the date of termination above shall immediately vest in full upon termination regardless of whether Company has attained the performance criteria.

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         This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid a payment equal to six (6) months of Executive's then applicable base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise, except that all Options that have a vesting date after the date of termination shall immediately vest in full upon termination regardless of whether Company has attained the performance criteria.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

C. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude (a "CAUSE"), then Company may terminate this Agreement upon five (5) days notice to Executive. Prior to termination the Executive will be given written notification of lack of performance of breach of items identified in this paragraph. The notification will identify the breach and provide an adequate (typically 60 days or less) time for the Executive to remedy the breach. In e ' vent of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise, including any unvested Options described in Paragraph 4.B, above.

D. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, The Company will use its best efforts to have this Agreement assigned to the acquirer or surviving Company.

7. NOTICES

         Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

                  If to Company:

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                  Telecom Wireless Corporation
                  5299 DTC Boulevard, 12th Floor
                  Englewood, CO 80111
                  Attn: Jay W. Enyart, General Counsel
                  Tel:  (303) 357-0174
                  Fax:  (303) 357-0190

                  If to Executive:

                  Shawn P. Richmond
                  16011 Relic Rock Terrace
                  Parker, CO 80134

                  Tel:  (303)

8.      FINAL AGREEMENT

         This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

9.      GOVERNING LAW

         This Agreement shall be construed and enforced in accordance with the laws of the state of Colorado.

10.    HEADINGS

         Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11.     NO ASSIGNMENT

         Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

12.     SEVERABILITY

         If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

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13.     ARBITRATION

         The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Denver, Colorado, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       TELECOM WIRELESS CORPORATION


/s/ Shawn P. Richmond                  By: /s/ R. L. Fredrick
-----------------------------             -----------------------------
Shawn P. Richmond                      Title: President
                                             --------------------------
                                       Name:  R. L. Fredrick
                                            ---------------------------


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